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CONTACT

Debra L. Nelson, Chief Financial Officer        Van Negris / Phillip J. Denning
Ibis Technology Corporation                     Kehoe, White, Savage & Co., Inc.
(978) 777 4247                                  (212) 888-1616

FOR IMMEDIATE RELEASE:

DR. JULIAN G. BLAKE JOINS IBIS TECHNOLOGY CORPORATION AS DIRECTOR OF TECHNOLOGY


DANVERS, MA -- APRIL 2, 1998 - Ibis Technology Corporation (Nasdaq:IBIS), the leading supplier of SIMOX-SOI (Separation by Implantation of Oxygen / Silicon-on-Insulator) wafers to the semiconductor industry, today announced that Dr. Julian G. Blake has joined the Company as Director of Technology, reporting to Martin J. Reid, President and Chief Executive Officer.

Dr. Blake has had an extensive career in ion implanter development and advanced physics. During his 15 year tenure at Eaton Corporation, he was Technical Director at the Eaton Flat Panel Division and Chief Scientist at the Semiconductor Equipment Operations. Dr. Blake managed the engineering and applications departments at Eaton which were responsible for the development of a new ion implanter for active matrix display fabrication and thin film deposition, as well as ion implantation products for semiconductor processing. He was Principal Investigator for a $2,000,000 Air Force contract researching SIMOX SOI technology and directed a low energy SIMOX development program. Dr. Blake has served on the National Science Foundation Site Visit Committee (NCSU) and the National Research Council (NAMAB), and holds seven U.S. patents. Prior to joining Eaton Corporation, Dr. Blake worked for Exxon Solar Power Corporation where he was responsible for the development of new solar cell manufacturing processes. After receiving his Ph.D. in Applied Physics from Harvard University in 1973, Dr. Blake spent another eight years with Harvard in various capacities ranging from Physics lecturer to Director of the Gordon McKay Laboratory.

Mr. Martin J. Reid, President and Chief Executive Officer, stated, "I am pleased to announce Dr. Julian Blake's appointment as Director of Technology. Julian brings an extensive range of experience in both ion implanters and material science to Ibis. I am confident that his tenure at Ibis will result in improvements to our existing implanters as well as the development of our next generation of implanters and SIMOX products."

Ibis Technology Corporation is an advanced materials company which supplies SIMOX-SOI wafers to the semiconductor industry and whose goal is to be the world leader in volume manufacturing of SIMOX-SOI wafers. SIMOX-SOI wafers are silicon on-insulator wafers which enable the production of integrated circuits with significant advantages over circuits constructed on conventional bulk silicon or epitaxial wafers. Ibis is promoting the global acceptance of SIMOX-SOI wafers by continuing to develop advanced proprietary oxygen implanters and process technology as well as by the formation of strategic alliances.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this press release which are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, equipment capacity and supply constraints or difficulties, the cyclical nature of the semiconductor industry, and other risks described in the Company's Securities and Exchange Commission filings.

NOTE: Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis's World Wide Web site on the Internet located at: http//www.ibis.com


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IBIS TECHNOLOGY CORPORATION      32A Cherry Hill Drive       Danvers, MA 01923

         Telephone (978) 777-4247 or (978) 777-5051  Fax (978) 777 5570